Exhibit 99.1
PRESS RELEASE
August 12, 2008
For Immediate Release

For Further Information Contact:	Barry E. Backhaus
President and Chief Executive Officer
First Federal Bankshares, Inc.
712.277.0222

Press Contact:	Kelly Weber
VP – Marketing and Sales Manager
Vantus Bank
515.745.4215

FIRST FEDERAL BANKSHARES, INC. REPORTS FINANCIAL RESULTS FOR
FISCAL FOURTH QUARTER AND FISCAL YEAR 2008

Sioux City, Iowa.    Excluding a non-cash goodwill impairment charge First Federal Bankshares, Inc. (the “Company”) (Nasdaq Global Market: FFSX), the parent company of Vantus Bank (the “Bank”), reported a net loss of $854,000, or $0.26 per diluted share for the three months ended June 30, 2008, compared to net income of $670,000, or $0.20 per diluted share, for the three months ended June 30, 2007.  During the most recent quarter, the Company recognized a one-time non-cash goodwill impairment charge of $18.4 million related to earlier whole-bank acquisitions by the Company. The goodwill impairment charge, which was required by generally accepted accounting principles as a result of the Company’s stock trading at a discount to book value, has no impact on the Company’s liquidity, cash flows, or regulatory capital. Including this charge, the Company’s net loss was $19.3 million, or $5.94 per diluted share, for the three months ended June 30, 2008.

Excluding the goodwill impairment charge, the net loss amounted to $4.0 million, or $1.25 per diluted share for the twelve months ended June 30, 2008, compared to net income of $3.1 million, or $0.92 per diluted share, for the twelve months ended June 30, 2007.   Including the goodwill charge, the Company reported a net loss of $22.5 million, or $6.92 per diluted share for the twelve months ended June 30, 2008, compared to net income of $3.1 million, or $0.93 per diluted share, for the twelve months ended June 30, 2007.

In addition to the goodwill impairment charge, the Company’s results for the three- and twelve-months ended June 30, 2008, were adversely affected by a non-cash “other than temporary” impairment charge on the Company’s trust-preferred pooled securities portfolio of $809,000 and $4.6 million, respectively, and a loan loss provision of $1.4 million and $4.6 million, respectively.

Earnings Details and Operating Results

Barry E. Backhaus, who returned as Interim President and Chief Executive Officer of the Company on July 17, 2008, stated “Industry, financial, and market conditions for our industry remain challenging. However, our management team continues to execute our strategic plan, which focuses on growing our franchise.  During our just-completed fiscal year, the growth in the number of new households increased145.0% over fiscal year 2007.  During the same timeframe, the number of checking accounts increased by

Exhibit 99.1

2,349 or 12.2%.  In addition to this growth, the number of consumer loans originated increased 88.0%.  Over the past fiscal year, the Company also opened branches in Jordan Creek and Ankeny, Iowa.  The number of customers that use our online banking service has increased over the last fiscal year, which we believe will lower our overhead costs in the long run.  We believe these growth trends will continue as the new branches mature and we continue to promote our Company’s brand and image.  The Company also has had successes in the commercial banking area.  Commercial core deposit balances have increased 15.3%, the number of customers using cash management products increased 102.7%, penetration of the Company’s business remote deposit product (FRED) increased 112.5%, and the number of commercial internet banking users increased 27.4%.  Finally, the Company recently rolled out a small business banking initiative.  We believe these as well as other new initiatives planned for the 2009 fiscal year will assist in growing the franchise and will lead to a return to profitability as industry conditions improve.”

The “other than temporary” impairment charge relates to one of the Company’s trust-preferred pooled securities investments. As previously reported by the Company, the investment rating of this investment was lowered from “triple-B” to “triple-C” in December 2007.  In December 2007 and in March of 2008, the Company recorded an “other than temporary” impairment charge on this investment. At June 30, 2008, the remaining carrying value of this investment was $0.6 million.  Mr. Backhaus, stated, “While we believe the Company will receive all of the principal and interest due from this investment, an impairment loss is required to be recognized under generally accepted accounting principles.”

Non-performing loans increased from $9.3 million or 2.2% of loans receivable at March 31, 2008 to $17.7 million or 4.3% of loans receivable at June 30, 2008.  Adversely classified assets (which include non-performing loans and consist of loans rated “substandard,” “doubtful,” or “loss,” as well as foreclosed and repossessed assets) increased from $14.2 million or 2.4% of total assets at March 31, 2008, to $24.2 million or 4.2% of total assets at June 30, 2008.

The increase in non-performing loans and adversely classified assets was primarily related to three large commercial real estate loan relationships totaling $12.9 million.   In all of these instances, the Company believes the estimated fair value of the collateral securing these loans exceeds the amounts due the Company; accordingly, the Company did not record a specific loss allowance on these loans.

The Company’s allowance for loan loss increased from $4.7 million or 1.1% of total loans at March 31, 2008, to $5.9 million or 1.4% of total loans at June 30, 2008.

Mr. Backhaus stated, “This has been a difficult year for us and the entire banking industry in regards to loans.  However, we believe we have identified our problem credits and have taken appropriate action to minimize the risk of future losses.”

Net interest income for the three months ended June 30, 2008 was $4.0 million, a decrease of $0.1 million from $4.1 million for the three months ended June 30, 2007.  For the three months ended June 30, 2008, the Company’s net interest margin was 3.13% compared to 2.83% for the same period a year ago.  The increase in margin was due to liability costs falling faster than the yield of the Company’s interest-earning assets.  During the most recent quarter, asset yields decreased 72 basis points, while the cost of interest-bearing liabilities declined 121 basis points reflecting overall decreases in market interest rates.   The increase in margin was offset by a decrease in the Company’s average interest-earning assets.  Average interest-earning assets decreased $64.7 million to $520.1 million during the most recent quarter compared to $584.8 million for the three months ended June 30, 2007.  During the year, cash flows from the investment and loan portfolio were used to pay off brokered certificates of deposit.

For the twelve months ended June 30, 2008, net interest income increased to $16.2 million compared to $15.9 million for the same period ended June 30, 2007.  For the twelve months ended June 30, 2008, the

Exhibit 99.1

Company’s net interest margin increased to 2.97% from 2.90% for the twelve months ended June 30, 2007.  The increase in margin was partially offset by a decrease in average interest-earning assets.  Average earning assets for the twelve months ended June 30, 2008, were $551.2 million compared to $555.4 million for the twelve months ended June 30, 2007.

Non-interest income for the three months ended June 30, 2008, totaled $0.9 million compared to $1.5 million for the three months ended June 30, 2007.  For the twelve months ended June 30, 2008, non-interest income was $1.6 million compared to $6.0 million for the twelve months ended June 30, 2007.     Non-interest income for the three- and twelve-month periods ended June 30, 2008 reflected the other than temporary impairment charge discussed above.  Excluding this charge, non-interest income increased by $0.2 million or 10.0% during the three months ended June 30, 2008, compared to the same period in the previous year.  The increase was primarily attributed to an increase in mortgage banking revenue, which increased due to an improvement in the value of the Company’s mortgage servicing rights.  Excluding the impairment charge, non-interest income increased by $0.2 million or 3.5% during the twelve months ended June 30, 2008, compared to the same period in the previous year.  The increase was attributable to the increase in mortgage banking revenue and an increase in the amount of commercial and consumer loan service fees.  The increase in the amount of service fees on commercial and consumer loans was due to the collection of prepayment penalties on a number of large commercial real estate loans that refinanced during the period.

Excluding the goodwill impairment charge discussed above, non-interest expense for the three months ended June 30, 2008, increased $0.3 million or 5.4% over the same period last year.  Excluding the goodwill impairment charge, for the twelve months ended June 30, 2008, non-interest expense increased $2.1 million or 11.6% as compared to the twelve months ended June 30, 2007.  Personnel expense increased $1.0 million or 9.6% for the twelve months ended June 30, 2008, as compared to the same period last year, due primarily to normal pay increases and an increase in the number of full-time equivalent employees as compared to last year.  The number of full-time equivalent employees was 195 as of June 30, 2008, as compared to 185 at the same time last year.  The increase in personnel was primarily due to the opening of two new banking centers in the Des Moines market, as well as the hiring of certain key employees over the past twelve months.  Advertising, donations, and public relations for the twelve months ended June 30, 2008, increased $0.7 million to $1.4 million as compared to the same period last year, due to increased costs associated with the promotion of the Bank’s new name and brand.  Data processing, ATM, and other item processing expense increased $0.3 million from $1.3 million for the twelve months ended June 30, 2007, to $1.6 million for the twelve months ended June 30, 2008.  This increase was partially due to the increased number of new checking accounts opened during fiscal year 2008 as compared to the previous year.  In addition, the Company has been successful at increasing the number of internet and mobile banking users and the number of debit card transactions has increased. As a result, processing costs to service these channels have increased as compared to the previous year.

Income tax benefit for the twelve months ended June 30, 2008, was $2.9 million compared to an expense of $739,000 for the twelve months ended June 30, 2007.  Income tax benefit for the three months ended June 30, 2008, was $633,000 compared to an expense of $178,000 for the same period a year ago.

Total assets decreased by $80.9 million, or 12.5%, to $564.9 million at June 30, 2008, from $645.8 million at June 30, 2007.  This decrease was due to short term investments and cash being used to repay wholesale borrowings.  In addition, loans receivable declined $20.1 million as loan prepayment activity increased.  Total deposits declined significantly from June 30, 2007, as a result of management’s decision to replace $50.0 million in brokered certificates of deposit with $50.0 million in advances from the FHLB.  Excluding brokered certificates, deposit liabilities decreased $11.3 million or 2.5% since June 30, 2007.  However, total checking account balances have increased $9.7 million or 7.0% during the same timeframe.

Exhibit 99.1

The Company’s tangible book value per share was $9.69 at June 30, 2008, compared to $15.29 at June 30, 2007.  The Company’s total risk based capital ratio is 10.82% at June 30, 2008.  This is considered “well capitalized” under regulatory guidelines.  The decline in tangible book value per share was attributable to the Company’s net loss from operations for the year ended June 30, 2008, as well as a $13.7 million increase in accumulated other comprehensive loss, which is a component of stockholders’ equity.  This increase was caused by a decline in the fair value of the Company’s available-for-sale securities, most notably its portfolio of trust-preferred pooled securities (“TPSs”).

Trust Preferred Securities Portfolio

As of June 30, 2008, the Company owned TPSs with an amortized cost of $60.7 million.  The cash flows of the Company’s TPSs are derived from trust preferred securities and subordinated debt issued by well-diversified pools of banks and thrifts (76%), insurance companies (24%), and REIT/homebuilders (less than 1%).  The Company’s TPS securities are secured through a combination of subordination from lower classes within the TPS structures, as well as over-collateralization of available future contractual cash flows.  At the time of purchase, each of the securities in the Company’s TPS portfolio were rated either single-A (66% of the portfolio) or triple-B (33% of the portfolio) by a nationally recognized rating agency.  In December 2007, however, a TPS was downgraded to triple-C due to the default of two REITs within the TPS.  This security is the only TPS in the Company’s portfolio that has an exposure to REITs (27%).

On June 30, 2008, the fair value of the Company’s TPS portfolio was estimated to be $39.5 million or 65.1% of unamortized cost, compared to $49.7 million or 76.3% of unamortized cost at March 31, 2008. The Company expects to receive all contractual principal and interest payments due on these securities, and the Company has the intent to hold these securities until the market value recovers or the maturity of the securities.  For these reasons, management has concluded that the decline in the estimated fair value of the Company’s TPS portfolio is temporary, with the exception of the Triple-C rated security.  As such, the Company recorded the corresponding fair value adjustment as a component of other comprehensive loss, net of estimated income tax benefit.  Accumulated other comprehensive loss is a component of stockholders’ equity.  This loss does not affect the cash flows of the Company and does not affect the regulatory capital of the Bank.  It should be noted, however, that the rating agencies have placed most of these bonds on their watch list for possible ratings downgrade. In addition, should the Company determine that all or portions of its TPS portfolio to be “other than temporary”, it would have material adverse effect on the Company’s current or future earnings, stockholders’ equity, and regulatory capital.

About Vantus Bank

The Company’s banking subsidiary, Vantus Bank, is headquartered in Sioux City, Iowa.  Founded in 1923, Vantus Bank is a community bank serving businesses and consumers in seven full-service offices in northwest Iowa, a full-service office in South Sioux City, Nebraska, and seven full-service offices in central Iowa, including four in the Des Moines market area.

Certain matters in the press release are “forward-looking statements” intended to qualify for the safe harbor from liability as established by the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include words and phrases such as “believes” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends to,” or similar expressions.  Similarly statements that describe the Company’s future plans, objectives, or goals are forward-looking statements.  The Company wishes to caution the readers not to place undue reliance on any such forward looking statements, which speak only as of the date of the press release, and to advise readers that various factors could affect the Company’s financial performance and could cause results for future periods to

Exhibit 99.1

differ materially from those anticipated or projected.  Such factors include, but are not limited to: (i) general market interest rates, (ii) general economic conditions, (iii) legislative/regulatory changes, (iv) monetary and fiscal policies of the U.S. Treasury and Federal Reserve, (v) changes in the quality or composition of Company’s loan and investment portfolios, (vi) demand for loan products, (vii) deposit flow, (viii) competition, (ix) demand for financial services in Company’s markets and (x) changes in accounting principles, policies, or guidelines.

###

FIRST FEDERAL BANKSHARES, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	June 30	June 30
(Dollars in thousands, except per share amounts)	2008	2007
ASSETS
Cash and cash equivalents	$12,491	$25,738
Securities available-for-sale, at fair value	84,229	122,309
Securities held-to-maturity, at cost	7,000	9,549
Mortgage loans held for sale	1,102	2,131
Loans receivable, net	407,819	427,954
Office property and equipment, net	18,762	16,205
Federal Home Loan Bank stock, at cost	4,283	3,560
Accrued interest receivable	2,535	2,940
Goodwill	-	18,417
Foreclosed and repossessed assets	873	2,156
Deferred tax asset	9,256	165
Other assets	16,556	14,693
Total assets	$564,906	$645,817
LIABILITIES
Deposits	$446,568	$507,865
Advances from FHLB and other borrowings	81,637	62,202
Advance payments by borrowers for taxes and insurance	884	916
Accrued interest payable	1,801	2,691
Accrued expenses and other liabilities	1,996	1,888
Total liabilities	532,886	575,562
STOCKHOLDERS' EQUITY
Common stock, $.01 par value	51	51
Additional paid-in capital	39,505	39,230
Retained earnings, substantially restricted	35,484	58,704
Treasury stock, at cost	(28,535)	(26,886)
Accumulated other comprehensive loss	(13,936)	(179)
Unearned ESOP	(549)	(665)
Total stockholders' equity	32,020	70,255
Total liabilities and stockholders' equity	$564,906	$645,817

Actual number of shares outstanding at end
of period, net of treasury stock	3,304,471	3,389,971
Average shares outstanding used to compute:
Basic earnings per share	3,244,570	3,316,774
Diluted earnings per share	3,244,570	3,316,774
Shareholders' equity to total assets	5.67%	10.88%
Book value per share	$9.69	$20.72
Tangible book value per share	$9.69	$15.29

FIRST FEDERAL BANKSHARES, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three months ended		Twelve months ended
	June 30		June 30
(Dollars in thousands, except per share amounts)	2008	2007	2008	2007
Interest on loans	$6,143	$7,333	$27,618	$29,845
Interest on investment securities	1,474	2,136	7,357	5,465
Interest on cash and cash equivalents	1	148	126	465
Total interest income	7,618	9,617	35,101	35,775
Interest on deposit liabilities	2,857	4,670	14,904	16,059
Interest on borrowings	731	861	3,976	3,819
Total interest expense	3,588	5,531	18,880	19,878
Net interest income	4,030	4,086	16,221	15,897
Provision for loan losses	1,376	13	4,570	547
Net interest income after provision	2,654	4,073	11,651	15,350
Service charges on deposit accounts	884	800	3,275	3,334
Fees on commercial and consumer loans	70	60	348	196
Gain on sale of real estate held for development	-	30	47	105
Other-than-temporary impairment of investment securities	(809)	-	(4,569)	-
Mortgage banking revenue	318	151	837	681
Other income	430	507	1,690	1,673
Total non-interest income	893	1,548	1,628	5,989
Personnel expense	2,907	2,760	11,470	10,465
Office property and equipment	713	735	2,847	2,851
Data processing, ATM and debit card transaction
costs, and other item processing expense	385	350	1,564	1,261
Professional, insurance, and regulatory expense	360	340	1,149	1,150
Advertising, donations, and public relations	321	175	1,375	719
Communications, postage, and office supplies	235	201	883	815
Goodwill impairment	18,417	-	18,417	-
Other expense	113	212	930	860
Total non-interest expense	23,451	4,773	38,635	18,121
Income (loss) from continuing operations before income taxes	(19,904)	848	(25,356)	3,218
Income tax expense (benefit)	(633)	178	(2,900)	739
Income (loss) from continuing operations	(19,271)	670	(22,456)	2,479
Income from discontinued operations, net of tax	-	-	-	590
Net income (loss)	$(19,271)	$670	$(22,456)	$3,069

Basic earnings per share:
Income (loss) from continuing operations	$(5.94)	$0.20	$(6.92)	$0.75
Income from discontinued operations	-	-	-	0.18
Net income (loss) per share	$(5.94)	$0.20	$(6.92)	$0.93

Diluted earnings per share:
Income (loss) from continuing operations	$(5.94)	$0.20	$(6.92)	$0.74
Income from discontinued operations	-	-	-	0.18
Net income (loss) per share	$(5.94)	$0.20	$(6.92)	$0.92

Cash dividends declared per share	-	$0.105	$0.315	$0.415

FIRST FEDERAL BANKSHARES, INC and SUBSIDIARIES
SELECTED FINANCIAL DATA (unaudited)

	At or for the three months ended		At or for the twelve months ended
	June 30		June 30
(Dollars in thousands, except per share amounts)	2008	2007	2008	2007
Average total assets	$588,500	$644,243	$616,908	$600,538
Average interest-earning assets	520,131	584,764	551,244	555,415
Average interest-bearing liabilities	480,134	527,007	502,905	495,240
Average interest-earning assets to average
interest-bearing liabilities	108.33%	110.96%	109.61%	112.15%

Activity in the allowance for loan losses during the period:
Balance at beginning of period	$4,693	$2,031	$1,797	$5,466
Provision for loan losses	1,376	13	4,570	547
Charge-offs:
Single-family mortgage loans	-	(69)	(165)	(93)
Commercial real estate loans	-	(41)	(17)	(41)
Commercial business loans	(145)	(74)	(216)	(2,694)
Consumer loans	(46)	(94)	(195)	(284)
Total loans charged-off	(191)	(278)	(593)	(3,112)
Loans transferred to held for sale	-	-	-	(1,300)
Recoveries	16	31	120	196
Charge-offs net of recoveries	(175)	(247)	(473)	(4,216)
Balance at end of period	$5,894	$1,797	$5,894	$1,797

Non-performing loans receivable	$17,749	$1,242	$17,749	$1,242
Non-performing loans to total loans receivable	4.29%	0.29%	4.29%	0.29%
Allowance for loan losses to non-performing loans	33.21%	144.69%	33.21%	144.69%
Ratio of allowance for loan losses to total loans
held for investment at end of period	1.42%	0.42%	1.42%	0.42%

Selected operating data: (1)
Return on average assets	-13.10%	0.42%	-3.64%	0.50%
Return on average equity	-136.45%	3.81%	-34.63%	4.39%
Net interest rate spread	2.91%	2.42%	2.65%	2.46%
Net yield on average interest-earning assets (2)	3.13%	2.83%	2.97%	2.90%
Efficiency ratio (3)	87.84%	84.87%	90.21%	82.71%
(1) Annualized except for efficiency ratio.
(2) Net interest income, tax-effected, divided by average interest-earning assets.
(3) Non-interest expense divided by net interest income plus non-interest income, less gain (loss) on sale of other real estate owned, investments, and fixed assets.

FIRST FEDERAL BANKSHARES, INC and SUBSIDIARIES
SELECTED FINANCIAL DATA (unaudited)
		Weighted
	June 30	Average
(Dollars in thousands, except per share amounts)	2008	Rate
Time deposits maturing within …
Three months	$47,817	3.99%
Four to six months	23,844	3.45%
Seven to twelve months	72,140	3.61%
More than twelve months	76,369	3.98%
Total time deposits	$220,170	3.80%

FHLB advances and all other borrowings maturing within...
Three months	$64,887	3.00%
Four to six months	-	-
Seven to twelve months	4,500	4.80%
More than twelve months	12,250	5.04%
Total FHLB advances and all other borrowings	$81,637	3.40%

	Three months ended		Twelve months ended
	June 30		June 30
	2008	2007	2008	2007
Market price per share:
High for the period	$14.87	$21.55	$19.00	$22.51
Low for the period	$6.00	$18.50	$6.00	$18.50
Close at end of period	$6.57	$19.44	$6.57	$19.44